UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

DATASCENSION INC.
(Exact name of Registrant as specified in charter)

Nevada	0-29087	87-0374623
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File Number)	identification)

407 W. Imperial Hwy, Suite H314Brea, CA		92821
(Address of principal executive offices)		(Zip code)

Registrant’s Address and Telephone number, including area code: 714-482-9750

Item 5.02  Departure of Director and Officer; Appointment of Officer.

On December 31, 2008, Scott Kincer resigned as the CEO, President and a Director of the issuer to pursue other opportunities.  Pursuant to a Separation Agreement between the parties which is effective as of December 31, 2008, the issuer is paying Mr. Kincer the sum of $64,750 over a period of five and one half months as well as reimbursing him for accrued and unpaid expenses. The agreement contains other standard terms and provisions as to releases and the like.

Also as of December 31, 2008, the issuer’s Board of Director’s appointed Lou Persico, a member of the issuer’s Board of Directors, as the issuer’s Chairman, CEO and President.

Lou Persico, MBA, CPA has over 25 years of financial and operational experience in private and public corporations. Persico began his career in public accounting and subsequently, he was employed by a series of “Fortune 100 Companies” beginning with American Cyanamid/Wyeth Pharmaceuticals where he held the roles of controller and finance director for almost 10 years operating at overseas locations in Madrid, Spain, San Juan, Puerto Rico and Rio de Janeiro, Brazil.

Persico continued his tenure with other “Blue Chip” companies in a natural succession of increasingly responsible senior financial positions at The PerkinElmer Co., Pearle Vision, Technicolor, Sara Lee, Cambridge Technology Partners and Arthur D. Little as CFO. However, for the past 7 years Persico’s focus has been with venture-backed start-up companies as CFO (the lead investor being Insight Venture Partners, a $3 billion private equity firm). Persico went on to sell one of the early stage companies to Quest Software (QSFT), a publicly traded company, after scaling the business from $1.5M to $20M in 13 months for $61M. At a large public enterprise, Cambridge Technology Partners (CATP), Persico was instrumental in building out the global infrastructure of the company from $200M to nearly $700M in worldwide revenue.

Persico earned at Pace University, New York City, a combined BBA/MBA with a concentration in finance and accounting. He has graduated from the Executive Programs at the Harvard Business School and Columbia Business School, and he is multilingual (Spanish and Portuguese). Persico is an avid health and fitness enthusiast and is a certified fitness trainer.

There is currently no employment contract between Mr. Persico and the issuer, and he is currently in discussions with its Board regarding a compensation arrangement, which will be disclosed via 8-K once an arrangement is made.

Item 9.01  Exhibits

Exhibit 99.1  Separation and Release Agreement, effective as of December 31, 2008.

SIGNATURES:

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2009

Datascension Inc.

By: /s/ Lou Persico
Lou Persico, President/CEO

EXHIBIT LIST

99.1	Separation Agreement